Exhibit 99.1

United States Patent & Trademark Office Issues First New Notice of Allowance to Spherix on Rockstar Data Network Patent Application Since Closing of Acquisition from Rockstar

TYSONS CORNER, Va., Feb. 20, 2014 /PRNewswire/ -- Spherix Incorporated (NASDAQ:SPEX) -- an intellectual property development company committed to the fostering and monetization of intellectual property, today announced that a “Notice of Allowance and Fees Due” was issued by the USPTO for an important new data network patent. Spherix acquired the patent application from Rockstar Consortium, which holds a multitude of patents obtained from the bankruptcy of Nortel and is owned by Apple, Microsoft, Sony, Ericsson and Blackberry.

The patent application covers a method for supporting existing data network infrastructure related to the transmittal of data from several nodes.  The issuance of the application further enhances the existing portfolio and coverage of technology related to how data moves across a network.

CEO Anthony Hayes stated, “With the issuance of this Notification by the USPTO, we further expanded our portfolio of valuable assets acquired from Rockstar.  This demonstrates that we are continuing to strengthen our monetization opportunities enhancing Spherix’s position to pursue licensing opportunities.”

About Spherix

 Spherix Incorporated was launched in 1967 as a scientific research company.  Spherix is committed to advancing innovation by active participation in the patent market. Spherix draws on portfolios of pioneering technology patents to partner with and support product innovation.

Forward Looking Statements

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company's filings with the Securities and Exchange Commission (the "SEC"), not limited to Risk Factors relating to its patent business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

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Phone: (703) 992-9325
Email: info@spherix.com

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